EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in Charter Communications, Inc.’s Post-effective Amendment No. 2 to Form S-1 Registration Statement on Form S-3 (No. 333-41486), Amendment No. 1 to Registration Statement on Form S-3 (No. 333-54394), Registration Statement on Form S-8 (No. 333-36628), Post-effective Amendment No. 1 to Registration Statement on Form S-3 (No. 333-56850), and Registration Statement on Form S-8 (No. 333-61358) of our report dated March 2, 2000, with respect to the combined financial statements of CC VII Holdings, LLC – Falcon Systems not separately included in the Annual Report on Form 10-K of Charter Communications, Inc., for the year ended December 31, 2001.

/s/ ERNST & YOUNG LLP

Los Angeles, California

March 26, 2002